Exhibit 99.2

Dated 23 December 2009

J.P. MORGAN INTERNATIONAL FINANCE LIMITED

and

JPMORGAN CHASE & CO.

INSTRUMENT

-constituting-

FLOATING RATE GUARANTEED UNSECURED LOAN NOTES 2015

Linklaters

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref L-138685

This Instrument is entered into as a deed this 23rd day of December 2009 by

(1)	J.P. Morgan International Finance Limited, a company organized under the laws of the United States under section 25A of the Federal Reserve Act, whose principal office is at 500 Stanton Christiana Road, Newark (the “Company”); and

(2)	JPMorgan Chase & Co. a company incorporated in the State of Delaware, USA whose principal office is at 270 Park Avenue, New York, NY 10017, USA (the “Guarantor”).

Whereas:

(A)	The Company has in accordance with its By-Laws and by a resolution of the Board of Directors passed on 9 December 2009 created the Floating Rate Guaranteed Unsecured Loan Notes 2015 to be issued by way of consideration for the acquisition (the “Acquisition”) of issued share capital of Cazenove Group Limited pursuant to the exercise of an option granted in the Shareholders’ Agreement (as defined below) end the compulsory acquisition arrangements in the articles of association of Cazenove Group Limited, such Notes to be constituted as provided below; and

(B)	The Guarantor has agreed to guarantee the payment obligations of the Company in respect of the Notes on the terms and subject to the conditions set out in this Instrument.

Now this Instrument witnesses and declares as follows:

1	Definitions

1.1	In this Instrument and the Schedules the following expressions shall where the context permits have the following meanings:

“Business Day” means any day which is not a Saturday, Sunday or a bank or public holiday in England and Wales and the United States of America;

“Certificate” means a certificate duly executed by the Company relating to the Notes represented by it;

“Conditions” means the conditions set out in the Second Schedule as modified from time to time in accordance with the provisions of this Instrument;

“Connected Person” shall have the meaning given to that expression in Section 839 of the Income and Corporation Taxes Act 1988;

“Directors” means the Board of Directors for the time being of the Company or a duly authorised committee thereof;

“Euro” means the single currency of Participating Member States in the Third Stage;

“Extraordinary Resolution” has the meaning given to it in paragraph 17 of the Third Schedule;

“Family Trust” means, as regards any particular individual Noteholder, or deceased or former individual Noteholder, a trust (whether arising under a settlement, declaration of trust or other instrument by whomsoever or whosoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the Notes in question is for the time being vested in any person other than that individual Noteholder and/or their Connected Persons; and so that for this purpose a person shall be considered to be beneficially interested if such Note or the income thereof is or may become liable to be transferred or paid or applied or appointed to or for the benefit of such

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person or any voting or other rights attaching thereto are or may become liable to be exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

“Group Company” means a holding company, a subsidiary or a subsidiary of such holding company (as such terms are defined by Section 1159 of the Companies Act 2006);

“Guarantee” means the guarantee of the Guarantor referred to in Clause 11, subject to and in accordance with the conditions and the terms of the Fourth Schedule;

“lnstrument” means this instrument and the First to Fourth Schedules (inclusive) hereto as from time to time modified in accordance with the provisions herein contained;

“Interest Payment Date” has the meaning given to it in Condition 6;

“Interest Period” has the meaning given to it in Condition 6;

“JPMorgan Group” means JPMorgan Chase & Co. and its subsidiaries and its subsidiary undertakings;

“Nominee” means Lerisson Nominees, Cranelaw Nominees, Greenwood Nominees or CCM Nominees, as applicable;

“Notes” means (a) the Floating Rate Guaranteed Unsecured Loan Notes 2015 constituted by this Instrument or, as the case may be, the principal amount thereof for the time being issued and outstanding and (b) all further unsecured loan notes of the Company created in accordance with Clause 10 or, as the case may be, the principal amount thereof for the time being issued and outstanding;

“Noteholder” means a person for the time being entered on the Register as the holder of a Note;

“Noteholder US Dollars Redemption Amount” has the meaning given to it in Condition 1;

“Notice of Repayment” means a notice in the form set out in the Second Schedule;

“Overseas Noteholder” shall have the meaning given to it in Condition 8

“Participating Member State” means a member state of the European Union from time to time which adopts a single, shared currency in the Third Stage;

“Pound Sterling” or “£” means the lawful currency of the United Kingdom;

“Register” means the register of Noteholders to be maintained by the Company in accordance with Clause 8;

“Registrar” means the person appointed by the Company from time to time to maintain the Register;

“Shareholders’ Agreement” means the Shareholders’ Agreement between JPMorgan Chase & Co., J.P. Morgan Chase Finance Limited, Cazenove Group Limited, Cazenove Holdings Limited and JPMorgan Cazenove Holdings dated 5 November 2004 as amended from time to time, including on 19 November 2009;

“Third Stage” means the third stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community (as amended from time to time) (the “Treaty”); and

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“US Dollars” or “$” means the lawful currency of the United States of America.

1.2	References herein to “this Instrument” include, where the context so admits, the Schedules hereto.

1.3	Save as expressly defined any words and expressions defined in the Companies Act 2006 shall have the same meanings when used in this Instrument.

1.4	References herein to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof from time to time in force.

1.5	Words used herein denoting persons shall include corporations, the masculine gender shall include the feminine and the singular shall include the plural and vice versa.

1.6	The headings herein are for convenience only and shall not affect the interpretation hereof.

1.7	References herein to Clauses, Conditions, paragraphs, sub-paragraphs or Schedules are to clauses, conditions, paragraphs and sub-paragraphs hereof or to the schedules hereto.

2	Amount of the Notes

The principal amount of the Notes constituted by this Instrument is that which falls to be issued in connection with the Acquisition. The Notes shall be issued fully paid in amounts and integral multiples of £1, save that in calculating the principal of Notes to be issued in respect of individual entitlements to Notes pursuant to the Acquisition, any fractional amounts of less than £1 which arise pursuant to any such calculation shall be issued or, at the Company’s discretion, rounded-up to the nearest £1. The Notes shall only be transferable as provided in the Second Schedule.

3	Repayment

Unless previously repaid, redeemed or purchased, the Notes shall be repaid in full at par on 4 January 2015, together with any accrued interest (subject to any requirement to deduct applicable withholding tax) up to but excluding that date.

4	Status of the Notes

The Notes shall be known as “Floating Rate Guaranteed Unsecured Loan Notes 2015”. The Notes when issued shall rank pari passu equally and rateably without discrimination or preference and as unsecured obligations of the Company.

5	Conditions of Issue

The Conditions, the Guarantee and the provisions contained in the Schedules shall have effect in the same manner as if such Conditions, Guarantee and provisions were set out herein. The Notes shall be held subject to and with the benefit of the Conditions, the Guarantee and of the provisions in the Schedules, all of which shall be binding on the Company, the Guarantor and the Noteholders and all persons claiming through them respectively.

6	Covenants by the Company and the Guarantor

The Company and the Guarantor covenant with the Noteholders and each of them duly to perform and observe the obligations on its part contained in this Instrument (including,

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without limitation, the Second and Third Schedules in the case of the Company and the Fourth Schedule in the case of the Guarantor) to the intent that this Instrument shall inure for the benefit of all Noteholders each of whom may sue for the performance or observance of the provisions of this Instrument so far as his holding of Notes is concerned.

7	Certificates for Notes

7.1	Each Noteholder will be entitled without charge to one Certificate for the aggregate amount of Notes registered in his name in the Register. Each Certificate shall bear a denoting number and shall be executed by the Company. Every Certificate shall be in the form or substantially in the form set out in the First Schedule and shall have the Conditions endorsed thereon.

7.2	The Company shall not be bound to register more than four persons as the joint holders of any Notes and shall not be bound to issue more than one Certificate for Notes held jointly by several persons. Delivery of a Certificate to one of such persons shall be sufficient delivery to all.

7.3	When a Noteholder transfers or has redeemed part only of his Notes (in accordance with the terms of this Instrument), the old Certificate shall be cancelled and a new Certificate for the balance of such Notes shall be issued without charge.

8	Register of Notes

8.1	The Company shall at all times keep at the office of the Registrar or at its registered office a Register showing:

8.1.1	the names and addresses of the holders for the time being of the Notes and, in the case of joint holders, the names of the joint holders and the address of the first named holder;

8.1.2	the amount of the Notes held by each registered holder and, in the case of joint holders, the amount of Notes held by the joint holders taken together;

8.1.3	the date on which the name of each individual registered holder (including, in the case of joint holders, each joint holder) is entered in the Register in respect of the Notes standing in his or their name; and

8.1.4	the denoting number of each Certificate for the Notes issued and the date of issue thereof.

Any change of name or address on the part of any Noteholder shall forthwith be notified to the Company and the Register shall be altered accordingly. Any Noteholder and any person (not being a person to whom the Company may reasonably object) authorised in writing by any Noteholder shall be at liberty, at all reasonable times during business hours on any Business Day and free of charge, to inspect the Register and a copy of the Instrument. The Register may be closed at such times and for such periods as the Company may from time to time determine, provided that it shall be open for inspection for not less than two hours on each Business Day, nor shall it be closed for more than 30 Business Days in any year. The Company shall be under no obligation to register transfers of the Notes when the register is closed.

8.2	Except as required by law, the Company will recognise the registered holder of any Notes as the absolute owner thereof for all purposes and shall not (except as ordered by a court

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of competent jurisdiction) be bound to take notice or see to the execution of any trust, whether express, implied or constructive, to which any Notes may be subject and the receipt of the registered holder for the time being of any Notes, or in the case of joint registered holders the receipt of any of them, for the principal moneys payable in respect thereof or for the interest from time to time accruing due in respect thereof or for any other moneys payable in respect thereof shall be a good discharge to the Company, notwithstanding any notice it may have, whether express or otherwise, of the right, title, interest or claim of any other person to or in such Notes, interest or moneys. The Company shall not be bound to enter any notice of any trust, whether express, implied or constructive, on the Register in respect of any Notes.

8.3	Subject to the Conditions, each Noteholder will be recognised by the Company as entitled to his Notes free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Notes.

8.4	The Company shall promptly notify the Noteholders of any change in the identity or the address of the Registrar.

9	Meetings of Noteholders

Meetings of Noteholders may be convened and held in accordance with the provisions of the Third Schedule.

10	Further Notes

The Company may from time to time, by resolution of the Directors, cancel any created but unissued Notes or create and issue further unsecured loan notes to be constituted by deed or instrument expressed to be supplemental to this instrument either so as to be identical in all respects and form a single series with the Notes or to carry such rights as to interest, redemption and otherwise as the Directors may think fit.

11	Guarantee

11.1	The Guarantor unconditionally and irrevocably guarantees that if the Company does not pay any sum payable by it under the Notes within ten Business Days of the time and date specified for such payment (whether on the normal due date, on acceleration or otherwise), the Guarantor, subject to and in accordance with the Conditions and the provisions of the Fourth Schedule, shall promptly pay that sum to the relevant Noteholder.

12	Counterparts

This Instrument may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

13	Governing Law

This Instrument and the Notes and any non-contractual obligations arising out of or in connection with them shall be governed by and construed in accordance with English law. The Company and the Guarantor irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Instrument and the Notes and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts.

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In witness whereof this Instrument has been duly executed and delivered as a deed the day and year first above written.

Executed as a deed by	)
J.P. Morgan International Finance Limited	)
acting by a Officer acting under the authority of J.P. Morgan International Finance Limited	)
	)	(Authorised signatory(ies))
	)	Colleen A. Meade
	)	Vice President & Secretary
)
)

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its name and on its behalf by its duly authorized officer as of the date first above written.

JPMORGAN CHASE & CO.

By:

Name:

Title:

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6

In witness whereof this Instrument has been duly executed and delivered as a deed the day and year first above written.

Executed as a deed by	)
J.P. Morgan International Finance Limited	)
acting by an Officer acting under the authority of J.P. Morgan International Finance Limited	)
	)	(Authorised signatory(ies))
)
)
)
)

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its name and on its behalf by its duly authorized officer as of the date first above written.

JPMORGAN CHASE & CO.

By:

Name:	Peter W. Smith

Title:	Vice President

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THE FIRST SCHEDULE

Form of Certificate

Certificate No.	Account No.	Transfer No.	Issue Date	Amount

£

J.P. MORGAN INTERNATIONAL FINANCE LIMITED

(organised under the laws of the United States under section 25A of the Federal Reserve Act)

Guaranteed by JPMorgan Chase & Co.

(incorporated in the State of Delaware, USA)

FLOATING RATE GUARANTEED UNSECURED LOAN NOTES 2015

THIS IS TO CERTIFY THAT the undermentioned is/are the registered holder(s) of the amount set out below of the Floating Rate Guaranteed Unsecured Loan Notes 2015 (the “Notes”) constituted by an instrument entered into by the J.P. Morgan International Finance Limited and JPMorgan Chase & Co. on [—] December 2009 (the “Instrument”) and issued with the benefit of and subject to the provisions contained in, the Instrument. Where the context so admits, words and expressions defined in the Instrument shall bear the same meanings in the Conditions endorsed on, or attached to, this Certificate.

This Certificate is evidence of entitlement only. Title to the Notes passes only on due registration on the Register and any payment due on the Notes whether of principal or interest will be made only to the duly registered holder.

Name(s) of Holder(s)	Amount of Notes

J.P. MORGAN INTERNATIONAL FINANCE LIMITED

BY:

Director [Attorney]		Director/Secretary [Attorney]

DATED	20—

NOTES:

1	The Notes are repayable in accordance with the Conditions endorsed.

2	The Notes are transferable only in accordance with the Conditions, which include restrictions on the transferability of the Notes, and in amounts and integral multiples of £1. This Certificate must be lodged together with the instrument of transfer (which must be signed by the transferor or by a person authorised to sign on behalf of the transferor) at the office of the Registrar: [Registrar’s address]. In any correspondence to the Registrar, please quote reference No. —.

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3	This Certificate must be surrendered before any transfer, whether of the whole or any part of the Notes comprised in it, can be registered or any new Certificate issued in exchange.

4	A copy of the Instrument is available for inspection at the office of the Registrar referred to above.

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THE SECOND SCHEDULE

The Conditions

1	Repayment, Purchase and Redemption

1.1	Subject as provided below, each Noteholder shall be entitled to require the Company to repay the whole or any part (any such part being £1,000 nominal or any integral multiple thereof) of the principal amount of his holding of Notes at par, together with accrued interest thereon (subject to any requirement to deduct applicable withholding tax (if any) therefrom) up to but excluding the date of repayment, on any date falling at least thirty days after the date of issue of the relevant Notes and falling prior to 4 January 2015. To exercise such entitlement, the Noteholder must complete a Notice of Repayment, stating the amount required to be repaid and the date for repayment thereof, sign and date the Notice of Repayment and lodge the same with the Certificate at the office of the Registrar not less than 30 days prior to the due date for repayment. A Notice of Repayment given in accordance with this Condition shall, without the consent of the Company, be irrevocable. In the event that (i) a Noteholder is a Nominee in respect of any Notes (a “Nominee Noteholder”) and wishes to redeem any or all of such Notes on behalf of a beneficial owner of such Notes and (ii) the entire notional amount of Notes beneficially owned by such beneficial owner is not equal to £ 1,000 or an integral multiple thereof, such Nominee Noteholder shall be entitled to redeem the full nominal amount in respect of such beneficial holding of Notes, to ensure that the relevant beneficial holder is able to redeem all of its respective beneficial holding of Notes.

1.2	If, at any time on or after 4 January 2012, the principal amount of all Notes outstanding shall be less than forty per cent. in total nominal amount of the Notes issued in connection with the Acquisition, the Company shall be entitled, upon giving to the Noteholders not less than 30 days’ notice in writing, to redeem all (but not some only) of the Notes then in issue at par together with accrued interest (subject to any requirement to deduct applicable withholding tax (if any)) up to but excluding the date of redemption.

1.3	The Company may at any time on or after the date falling six months after the latest date of issue of any of the outstanding Notes purchase any Notes then in issue at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).

1.4	Unless previously repaid, redeemed or purchased by the Company, the Notes shall be repaid in full at par on 4 January 2015, together with accrued interest (subject to any requirement to deduct applicable withholding tax (if any) thereform) up to but excluding that date.

1.5	Each Noteholder may, by giving no less than 30, and no more than 35 days’ prior written notice to the Company, elect to require the Company to pay on a redemption, the whole (whatever the amount) or any part (any such part being £1,000 nominal or any integral multiple thereof) of the principal amount of his Notes to be redeemed pursuant to this Condition in lieu of and in satisfaction of the principal amount in sterling of the Notes to be redeemed an amount equal to the Noteholder US Dollars Redemption Amount, to be determined in accordance with Condition 12.

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2	Events on which Notes become immediately repayable

2.1	Each Noteholder shall be entitled to require all or part of the Notes (being £1 nominal or any integral multiple thereof) registered in his name (so far as not previously repaid and unless otherwise agreed by him) to be repaid immediately at par, together with accrued interest (subject to any requirement to deduct applicable withholding tax (if any)), in each of the following events, upon written notice by such Noteholder to the Company so long as that event is continuing:

2.1.1	any principal or interest payable on any of the Notes held by that Noteholder is not paid in full within 30 days of the due date for payment (save to the extent any shortfall in such payment is due to a requirement to deduct applicable withholding tax at source from such payment); or

2.1.2	the making of an order by a competent court or the passing of an effective resolution for the winding-up or dissolution of the Company (other than for the purposes of a reconstruction, amalgamation or merger.)

The Company shall give the Noteholders notice in writing of the happening of any of the foregoing events promptly after becoming aware of the same.

3	Payment

Payment of the principal or interest for the time being due and owing on the Notes, or any part thereof, may be made by cheque or warrant and made payable to the registered holder or, in the case of joint holders, to the first named holder or to such person or persons as the registered holder or joint holders may in writing, received by the Company at least five Business Days prior to the date of such payment, have directed. Every such cheque or warrant may be sent by first class post no later than the Business Day preceding the due date for payment at the risk of the registered holder or joint holders and payment of any such cheque or warrant shall be a good discharge by the Company. Payments will be subject in all cases to any applicable fiscal and other laws and regulations.

4	Surrender of Certificate and Prescription

4.1	Without prejudice to any other provisions of this Instrument, every Noteholder any part of whose Notes is due to be repaid or redeemed under any of the provisions of these Conditions shall, not later than five Business Days before the due date for such repayment or redemption, deliver up to the Company, at the office for the time being of the Registrar, the Certificate for his Notes which are due to be repaid (or such indemnity and other documentation as the Directors may require under Condition 15 in the case of a lost, defaced or destroyed certificate) in order that it may be cancelled. Unless payment of the amount due to be repaid has already been made in accordance with Condition 3, upon such delivery and against a duly signed or authenticated receipt for the principal moneys payable in respect of the Notes to be repaid, the Company shall, on the due date for repayment, pay to the Noteholder the amount payable to him in respect of such repayment or redemption. If any Certificate so delivered to the Company includes any Notes not then repayable or redeemed, a new Certificate for the balance of the Notes not then repayable or redeemed shall be issued free of charge to the Noteholder delivering such Certificate to the Company.

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4.2	If any Noteholder any part of whose Notes is liable to be repaid or redeemed under these Conditions fails or refuses to deliver up the Certificate for such Notes (or such indemnity and other documentation as the Directors may require under Condition 15 in the case of a lost, defaced or destroyed certificate) at the time and place fixed for repayment thereof, or fails or refuses to accept payment of the moneys payable in respect thereof, the moneys payable to such Noteholder shall be paid into a separate interest-bearing bank account in the name of the Company. The payment of such moneys into a bank account shall not constitute the Company a trustee of such moneys but shall discharge the Company from all obligations in respect of the Note. The Company shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as the said moneys may earn whilst on deposit, less any expenses incurred by the Company in connection therewith. Any such amount so paid or deposited which remains unclaimed after a period of 3 years from the making of the payment or deposit shall revert and belong to the Company, notwithstanding that in the intervening period the obligation to pay the same may have been provided for in the books, accounts and other records of the Company. Subject as aforesaid, any amount so paid or deposited will forthwith be paid directly to the Noteholder or his successors upon delivery of the relevant Certificate.

5	Cancellation

All Notes repaid, redeemed or purchased by the Company shall be cancelled and the Company shall not be at liberty to re-issue them.

6	Interest

6.1	Until such time as the Notes are repaid, redeemed or purchased by the Company in accordance with the provisions of the Instrument or these Conditions, the Company shall pay to the Noteholders interest (subject to any requirement to deduct applicable withholding tax) on the outstanding principal amount of the Notes at the rate specified in sub-paragraph 6.3 semi-annually in arrears on 31 March and 30 September in each year or, if such a day is not a Business Day, on the immediately preceding Business Day (the “Interest Payment Dates”) in each year in respect of the Interest Periods (as defined below) ending on but excluding those dates, except that the first payment of interest on the Notes will be made on 31 March 2010 in respect of the period from and including 4 January 2010 up to but excluding 31 March 2010. In the event that any Notes are repaid or redeemed by the Company during an Interest Period pursuant to Conditions 1.1 or 1.2 above, the Company shall pay to the relevant Noteholders a pro rata interest payment up to but not including the relevant date of repayment or redemption (as applicable) in respect of such partial Interest Period. Except where Notes have previously been repaid, redeemed or purchased, the final interest payment will be made on 4 January 2015 in respect of the period from and including 30 September 2014 up to but excluding 4 January 2015.

6.2	“Interest Period” shall mean, in the case of periods other than the first Interest Period, the period from and including the last preceding Interest Payment Date up to (but excluding) the next succeeding Interest Payment Date and, in the case of the first Interest Period, means the period from (and including) the date of issue of the Notes, up to (but excluding) 31 March 2010. On or as soon as practicable following each Interest Payment Date, the Company shall deliver to each Noteholder a certificate as to the gross amount of the relevant interest payment and the amount of applicable withholding tax (if any) deducted in respect of the immediately preceding Interest Period.

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6.3	The rate of interest on the Notes for each Interest Period will be the rate per annum which is the higher of 1 per cent. below LIBOR or 0 per cent. “LIBOR” means the British Bankers’ Association Interest Settlement Rate for one month sterling displayed on the appropriate page of the Reuters screen (or such other page as the parties may agree) at 11.00 a.m., London time, on the first Business Day of the relevant Interest Period (the “Relevant Date”). If such rate does not appear on the Reuters screen page on the Relevant Date, the rate for that Relevant Date will be determined on the basis of the arithmetic mean of the rates (rounded upwards to four decimal places) at which deposits for one month sterling are offered by Barclays Bank at 11.00 a.m., London time, on the Relevant Date to leading banks in the London inter-bank market.

6.4	If a rate of interest cannot be established in accordance with the provisions of sub-paragraph 6.3 above for any Interest Period, then the rate of interest for that period shall be:

6.4.1	in the case of the first Interest Period, the rate per annum calculated otherwise in accordance with sub-paragraph 6.3 but by reference to the first Business Day of that Interest Period on which it can be so established; and

6.4.2	in the case of any other Interest Period, the same as that applicable to the Notes during the previous Interest Period;

unless in any such case such leading bank in the London inter-bank market as the Company shall reasonably select for the purpose shall have been prepared to offer a rate as described in the second half of sub-paragraph 6.3 above, in which case the rate of interest in respect of the relevant Interest Period shall be determined on the basis of the rate so offered.

6.5	Each installment of interest shall be calculated by applying the rate of interest determined in accordance with sub-paragraph 6.3 or 6.4 above, as the case may be, to the aggregate principal amount of Notes held by each Noteholder (or Noteholders in the case of joint holders), multiplying such product by the actual number of days in the relevant Interest Period divided by 365 and rounding the resulting figure to the nearest penny (half a penny being rounded upwards).

6.6	Each interest payment shall be made to the Noteholders registered on the Register at the close of business on the fifth Business Day preceding the due date for payment of such interest and every such Noteholder shall be deemed for the purposes of these Conditions to be the holder on such Interest Payment Date of the Notes held by him on such preceding date, notwithstanding any intermediate transfer or transmission of any such Notes.

6.7	Interest on any Notes becoming liable to repayment shall cease to accrue as from the due date for repayment of such Notes unless (and subject to compliance by the Noteholder with the provisions of Condition 4) payment of the moneys is not made by the Company (in which case interest will continue to accrue until, but excluding, the date of actual payment).

7	Notice to Holders in the United States

The Notes have not been and will not be registered under the US Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US state securities commission has approved of the Notes or

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determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The Notes will be offered in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The Notes may not be offered or sold in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

8	Transfer and Issue of Notes

8.1	Notes may not be transferred except:

(a)	by a Noteholder to a Connected Person of that Noteholder; or

(b)	in the case of Notes held by the trustees of a Family Trust in that capacity to:

(i)	the new trustees of that Family Trust on any change of trustees; or

(ii)	a person who has an immediate beneficial interest under the Family Trust or to a Connected Person of that beneficiary;

but for the avoidance of doubt a trustee of a Family Trust may not transfer any Notes held by him in that capacity to a Connected Person of his except where permitted under subparagraph (i) or (ii) above, and, in each case, subject to the registration of such transfer in the Register. Such transfer shall only be valid if it is in accordance with the provisions of paragraphs 8.2 to 8.8 below.

8.2	The Notes are transferable only as permitted by paragraph 8.1 above by instrument in writing in the usual or common form (or in such other form as the Directors may approve) in nominal amounts or integral multiples of £l (or in the case of a fraction as part of any transfer), upon and subject to the Conditions. There shall not be included in any instrument of transfer any securities other than the Notes constituted by the Instrument.

8.3	Every instrument of transfer must be signed by the transferor (or by a person authorized to sign on behalf of the transferor) and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect thereof.

8.4	Every instrument of transfer must be sent for registration to the Registrar accompanied by the Certificate(s) for the Notes to be transferred together with such other evidence as the Company may require to prove the title of the transferor or his right to transfer the Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so. All instruments of transfer which are registered may be retained by the Company. No transfer of Notes shall be registered in respect of which a notice requiring repayment has been given. No transfer will be registered during the five Business Days immediately preceding an Interest Payment Date or at any time when the Register is closed.

8.5	No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of confirmation, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes.

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8.6	Notwithstanding the foregoing, the Notes may not be offered, sold or delivered, directly or indirectly, in or into any jurisdiction except (i) pursuant to exemptions from, or in transactions not subject to, the applicable laws, rules, regulations and requirements of any jurisdiction and (ii) with the agreement of the Company; and

8.7	The Notes have not been and will not be registered under the Securities Act or under the securities laws of any state of the United States, nor under applicable securities laws of any other jurisdiction.

8.8	No Notes may be transferred to any person with a registered address outside of the United Kingdom of Great Britain and Northern Ireland, Guernsey or Jersey (“Overseas Persons”).

9	Death or Bankruptcy of Noteholders

9.1	The executors or administrators of a deceased registered holder of Notes (not being one of several joint holders) and, in the case of the death of one or more of several joint registered holders, the survivor or survivors of such joint registered holders, shall be the only person or persons recognised by the Company as having any title to such Notes.

9.2	Any person becoming entitled to Notes in consequence of the death or bankruptcy of a holder of Notes or of any other event giving rise to the transmission of such Notes by operation of law may, upon producing such evidence that he sustains the character in respect of which he proposes to act under this Condition or of his title as the Company shall think sufficient, be registered himself as the holder of such Notes or may transfer such Notes.

10	Modification

10.1	The Company may, with the consent of the Guarantor, amend the provisions of the Instrument or of the Notes, without the sanction or consent of Noteholders if, in the opinion of its financial adviser, such amendment is of a formal, minor or technical nature or to correct a manifest error. Any opinion of the financial adviser in this regard shall be arrived at in its absolute discretion without consulting Noteholders and no liability shall attach to the Company or its financial adviser in respect thereof.

10.2	The provisions of the Instrument or of the Notes and the rights of the Noteholders may from time to time be modified, abrogated or compromised or any arrangement or amendment agreed in any respect with the sanction of an Extraordinary Resolution or by written resolution of the holders of at least 75 per cent. in nominal amount of the Notes then in issue subject, in either case, to the prior written consent of the Company and the Guarantor.

10.3	If the United Kingdom adopts a single currency pursuant to the Third Stage, the Company shall notify the Noteholders of any amendments to the Instrument and/or of the Notes (the “Amendment Notice”) required to reflect, conform or give effect to such adoption. In particular, the Company may elect that all payment obligations arising under the Notes previously denominated and/or constituted in Pounds Sterling shall be redenominated into Euro at the exchange rate applied or recognised by the UK authority which granted recognition of the Euro pursuant to the Treaty. With regard to the payment of interest, the amendments may provide for, inter alia, (i) the use of rates from a wider European market (on, in each case, screens reflecting such rates); (ii) changes in the definition of “Business

A11258700/3.0/23 Dec 2009

Day” and (iii) such other reconventioning and renominalisation changes as are in conformity with the then applicable market convention. The amendments set out in the Amendment Notice will take effect on the later of the date specified in the Amendment Notice, the date not less than ten Business Days after the date of the Amendment Notice and the date on which the UK becomes a Participating Member State. The amendments will not apply to interest which is computed by reference to any period starting before the amendments take effect. From the date that the Amendment Notice takes effect, all obligations in respect of the Notes which are denominated or constituted in Pounds Sterling and each reference to a Pounds Sterling amount in any provision of the Notes or in any Condition shall operate as a reference to the Euro.

10.4	Any such modification, abrogation, compromise or arrangement effected pursuant to either paragraph 10.1, 10.2 and 10.3 shall be binding on all Noteholders.

11	Dealings

The Notes shall not be capable of being dealt in on any stock exchange in the United Kingdom or elsewhere and no application has been or is intended to be made to any stock exchange for the Notes to be listed or otherwise traded.

12	Right to Redeem in a Foreign Currency

12.1	A Noteholder may at his option specify in his notice of repayment of Notes that such repayment is to be made to him in US Dollars instead of Pounds Sterling and in each case where such specification is made:

(i)	the Company shall be obliged to make the repayment to the Noteholder in US Dollars;

(ii)	the election of the Noteholder shall be irrevocable;

(iii)	the rate of exchange between US Dollars and Pounds Sterling for the purposes of calculating the amount of repayment shall be the spot rate obtained by the Company from JPMorgan Chase Bank N.A., London Branch (being the rate at which Pounds Sterling may be sold and US Dollars bought) at 11.00 a.m. (London time) on the twentieth Business Day prior to the date of repayment and on which such notice is deemed to expire (the “Rate of Exchange”);

(iv)	the repayment value shall be the US Dollar equivalent of one Pound Sterling per £1.00 nominal of Original Note converted at the Rate of Exchange less any reasonable fees or bank charges associated with the conversion (the “Repayment Value”),

PROVIDED THAT:

(a)	in no circumstances whatsoever shall the Repayment Value converted as set out in (c) below exceed the Pounds Sterling nominal value of the Note to be repaid plus the lower of (a) one-half of one per cent. of the Pounds Sterling nominal value of the Note to be repaid and (b) one twenty-fourth of Y per cent. of the Pounds Sterling nominal value of the Note to be repaid where Y is the number of complete months between the date of issue of the Note and the date of repayment and, in the event that there is an incomplete number of months between those two dates, Y shall be increased by one;

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(b)	in no circumstances whatsoever shall the Repayment Value converted as set out in (c) below be less than the Pounds Sterling nominal value of the Note to be repaid less the lower of (a) one-half of one per cent. of the Pounds Sterling nominal value of the Note to be repaid and (b) one twenty-fourth of Y per cent. of the Pounds Sterling nominal value of the Note to be repaid where Y is the number of complete months between the date of issue of the Note and the date of repayment and, in the event that there is an incomplete number of months between those two dates, Y shall be increased by one;

(c)	for the purposes of this proviso the Repayment Value shall be converted into Pounds Sterling at the spot rate obtained by the Company from JPMorgan Chase Bank N.A., London Branch (being the rate at which US Dollars may be sold and Pounds Sterling bought) at 11.00 a.m. (London time) on the date of repayment;

(v)	the Company shall forthwith upon the amount of the Repayment Value becoming available certify that amount to the Registrar and to any Noteholder who has elected pursuant to this Condition to receive repayment in US Dollars; and

(vi)	the form of notice of repayment shall contain the following paragraph:

“I/we elect to receive repayment of principal in US Dollars instead of Pounds Sterling in accordance with Condition 12 of the Instrument”.

13	Substitution

13.1	The Company shall be entitled, without the consent of Noteholders, to substitute any member of the JPMorgan Group (a “Substituted Company”) as the principal debtor under the Notes or under the Instrument provided that:

13.1.1	the Guarantor guarantees such Substituted Company’s obligations thereunder to at least the same extent as under the Guarantee;

13.1.2	an instrument is executed by the Substituted Company agreeing to be bound by the terms of the Instrument as fully as if the Substituted Company had been party to the Instrument and named in and on the Notes as the principal debtor in place of the Company (or of any previous substitute under this Condition); and

13.1.3	the Company’s right to require substitution pursuant to this Condition 13 shall be exercisable only if (i) any available clearance from HM Revenue & Customs and other relevant tax authorities that the substitution will not be treated as a disposal of the Notes (or any of them) is obtained in advance of such substitution and (ii) the Substituted Company is resident for tax purposes in the United Kingdom, the United States or Luxembourg.

13.2	References to the Company shall, if substitution occurs under Condition 13.1 and where the context so permits, be deemed to be references to such Substituted Company.

13.3	Without prejudice to Condition 13.1.1, any substitution under Condition 13.1 shall operate to release the Company or any previous Substituted Company as principal debtor from any or all of its obligations under the Instrument and the Notes.

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13.4	Not later than 14 days after the execution of any instrument for the substitution of the Company, the Company shall give notice of such substitution to Noteholders in accordance with Condition 16.

14	Receipt of joint holders

If two or more persons are entered in the Register as joint registered holders of any Notes then, without prejudice to Clause 6 of the Instrument, the receipt by any one of such persons of any interest or principal shall be as effective a discharge to the Company as if the person signing such receipt were the sole registered holder of such Notes.

15	Replacement of Certificates

If the Certificate for any Notes is lost, defaced or destroyed, it may, upon payment by the Noteholder of any out-of-pocket expenses of the Company, be replaced, on such terms (if any) as to evidence and indemnity as the Directors may require, but so that, in the case of defacement, the defaced Certificate shall be surrendered before the new Certificate is issued.

16	Risk to Noteholders

All Certificates, other documents and remittances sent through the post shall be sent by first class post but otherwise at the risk of the Noteholder(s) entitled thereto.

17	Notices

17.1	Any notice or other document (including Certificates) may be given or sent to any Noteholder by sending it by post in a pre-paid envelope addressed to such Noteholder at his registered address in the United Kingdom or (if he has no registered address within the United Kingdom) to the address (if any) within the United Kingdom supplied by him to the Company for the giving of notice to him. In the case of joint registered holders of any Notes, a notice given to the Noteholder whose name stands first in the Register in respect of such Notes shall be sufficient notice to all joint holders. Notice may be given to the persons entitled to any Notes in consequence of the death or bankruptcy of any Noteholder by sending the same by post, in a pre-paid envelope addressed to them by name or by the title of the representative or trustees of such holder, at the address (if any) in the United Kingdom supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred. Save as otherwise provided in this paragraph, only Noteholders with a registered address in the United Kingdom shall be entitled to receive any notice, demand or other document.

17.2	Any notice, demand or other document (including Certificates and transfers of Notes) may be served on the Company either personally or by sending the same by post in a pre-paid envelope addressed to Exchange Team, Agency & Trust, Citibank, N.A., London Branch, 14th Floor, Citigroup Centre, Canada Square, Canary Wharf, London El4 5LB (marked for the attention of J.P. Morgan International Limited c/o Exchange Team, Agency & Trust, Citibank, N.A., London Branch) or to such other address in England as the Company may from time to time notify to Noteholders.

17.3	Any notice given or document sent by first class post shall be deemed to be served or received at the expiry of 24 hours (or, where second class post is employed, 48 hours)

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after the time when it is posted. In proving such service or receipt, it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted.

18	General

18.1	A certification of the Directors or the Registrar as to any matter relating to the Acquisition or the Notes shall, in the absence of manifest error, be conclusive evidence as against Noteholders. None of the Directors, the Registrar or the Company’s financial adviser shall, in the absence of negligence or wilful default, have any liability of any nature whatsoever in connection with any exercise of, or omission to exercise, any function assigned to them or it as described in the Instrument.

18.2	Each Noteholder shall be recognised by the Company as entitled to his Notes free from any equity, set-off or counterclaim on the part of the Company against the original or any intermediate holder of the Notes.

18.3	The Instrument and the Notes and any non-contractual obligations arising out of or in connection with them are governed by, and will be construed in accordance with, English law.

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NOTICE OF REPAYMENT

J.P. MORGAN INTERNATIONAL FINANCE LIMITED

FLOATING RATE GUARANTEED UNSECURED LOAN NOTES 2015

TO:	J.P. MORGAN INTERNATIONAL FINANCE LIMITED

(the “Company”)

c/o Citibank, N.A., London Branch

Exchange Team, Agency & Trust
14th Floor, Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

I/We, being the registered holder(s) of the Notes represented by the enclosed Certificate~, hereby give notice that I/we require the Company to repay, in accordance with the Conditions either:

The whole*            ☐

OR £                      ,000*

of the principal amount of such Notes on                      20    +.

I/We, request you to pay to me/us in the manner authorised below the moneys to which I/we become entitled pursuant to this Notice.

The Notes are denominated and payable in Pounds Sterling. Condition 12 of the Notes entitles the holder to elect to receive payment of principal in US Dollars instead. By ticking this box I/we indicate a wish to receive payment in US Dollars  ☐  (Leave the box blank if you wish to receive Pounds Sterling)

I/We, authorise and request you to pay to me/us the moneys to which I/we become entitled pursuant to this Notice by cheque and that you despatch the cheque together with a Certificate for the balance (if any) of the Notes represented by the enclosed Certificate, to the person and address stated below.

Insert name of person(s) to whom the cheque is payable:

#

I/We authorise and request you to send the cheque and, where relevant, balance Certificate through the post at my/our risk to:

Name (insert name if different from name above)

Street name and number:

Town, State/county and post/zip code:

Country:

I/We acknowledge that payment of the moneys in the manner hereby authorised shall be in full and final satisfaction of the principal moneys to which I/we become entitled as aforesaid.

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Signature(s)[h]

Date

~	The Certificate for your Notes must be returned with this notice of repayment.

*

If you do not wish to redeem all your Notes, you should complete the amount of Notes you wish to redeem, which must be a multiple of £1,000. A new certificate will be issued for the unredeemed portion of your holding. If you wish to redeem all your Notes then you should tick “the whole” box. If no amount is inserted the notice will be deemed to relate to the whole of the principal amount of your Notes.

+

Complete the date on which you want Notes to be repaid, being any date between 3 February 2010 and 4 January 2015 subject to the requirement to give not less than 30 days’ notice. If no date is inserted, your Notes will be repaid on the date that is 30 days after the date this notice is served.

#	If no name or address is inserted, the repayment will be made or Certificate sent as the case may be to the sole or first named Noteholder at his address in the Register.

[h]

In the case of joint holdings all Noteholders must sign. A corporation must affix its seal (if any) which must be witnessed in accordance with the Articles of Association of the corporation or executed in accordance with the provisions of Section 44 CA 2006 or 368 of the Companies Act 1985 or, in the case of a body corporate incorporated outside the United Kingdom, in accordance with the provisions of the Foreign Companies (Execution of Documents) Regulations 1994 as amended.

**

Failure to submit a valid form in a timely fashion would, in certain circumstances, result in a material diminution of the value you receive under the Loan Notes. In particular, absent completion and return of such forms, due to US backup withholding and withholding tax rules, backup withholding would be applied to the proceeds you receive on repayment or redemption of your Loan Notes at a rate of 28 per cent. and/or withholding tax would be applied to interest and imputed interest payments at a rate of 30 per cent., although it may be possible to obtain a refund of such amounts subject to backup withholding. For further information on US tax considerations, see section 7 of part 3 of the Cazenove Group Limited shareholder circular dated 19 November 2009.

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THE THIRD SCHEDULE

Provisions for meetings of the Noteholders

1	Calling of meetings

The Company may at any time and shall, upon request in writing signed by the registered holders of not less than one-tenth in nominal value of the Notes for the time being outstanding (excluding any in respect of which a notice requiring repayment shall have been given), convene a meeting of the Noteholders to be held at such time and place as the Company shall determine.

2	Notice of meetings

2.1	The Company shall give to the Noteholders at least 14 calendar days notice of any meeting of Noteholders, specifying the place, day and time of meeting. Any such notice shall specify the general nature of the business to be transacted at the meeting thereby convened but, except in the case of a resolution to be proposed as an Extraordinary Resolution, it shall not be necessary to specify the terms of any resolution to be proposed.

2.2	The accidental omission to give notice of a meeting, or to send a form of proxy with a notice, to any person entitled to receive the same, or the non-receipt of a notice of meeting or form of proxy by any such person, shall not invalidate the proceedings, including any resolution duly passed at that meeting.

3	Chairman of meetings

Some person nominated by the Company shall be entitled to take the chair at any such meeting and if no such nomination is made or, if at any meeting the person nominated shall not be present within 30 minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to be Chairman.

4	Quorum at meetings

At any such meeting, persons (at least two in number) holding or representing by proxy at least one-tenth (or at any such meeting at which an Extraordinary Resolution is to be considered, one-quarter) in nominal value of the Notes for the time being outstanding shall form a quorum for the transaction of business. No business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business.

5	Absence of quorum

If within 30 minutes from the time appointed for any meeting of the Noteholders a quorum is not present, the meeting shall, if convened upon the requisition of the Noteholders, be dissolved. In any other case it shall stand adjourned to such day and time (being not less than 14 nor more than 42 days thereafter) and to such place as may be appointed by the Chairman. At such adjourned meeting, the Noteholders present in person or by proxy and entitled to vote, whatever the number of persons or the nominal value of the Notes held by them, shall form a quorum and shall have power to pass any Extraordinary Resolution or other resolution and to decide upon all matters which could properly have been disposed of at the meeting from which the adjournment took place.

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6	Notice of adjourned meetings

At least seven days’ notice of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in the manner provided by this Instrument and such notice shall state that the Noteholders present in person or by proxy at the adjourned meeting will form a quorum. Notice is not required for any adjourned meeting at which no Extraordinary Resolution is to be submitted.

7	Adjournment of meetings

The Chairman may, with the consent of (and shall if directed by) any such meeting, adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

8	Resolution on show of hands

Every question submitted to a meeting of Noteholders shall be decided in the first instance by a show of hands and, in case of an equality of votes, the Chairman shall, both on a show of hands and on a poll, have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a duly appointed proxy of a Noteholder.

9	Demand for poll

At any meeting of Noteholders, unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy and holding or representing in aggregate not less than one-tenth in nominal value of the Notes then outstanding, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

10	Manner of taking poll

If at any such meeting a poll is so demanded it shall be taken in such manner as the Chairman may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

11	Time for taking poll

Any poll demanded at any such meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment. A poll demanded on any other question shall be taken in such manner and place immediately or at any time within ten days of such demand, as the Chairman may direct. No notice need be given of a poll not taken immediately. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded. The demand for a poll may be withdrawn.

12	Persons entitled to attend and vote

12.1	The registered holder of any of the Notes or, in the case of joint holders, any one of them shall be entitled to vote in respect thereof either in person or by proxy and in the latter case as if such joint holder were solely entitled to such Notes. If more than one of such joint

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holders be present at any meeting, either personally or by proxy, the vote of the senior who tenders a vote (seniority being determined by the order in which the joint holders are named in the Register) shall be accepted to the exclusion of the votes of the other joint holders.

12.2	The Directors and the Secretary and solicitors to and auditors of the Company and any other person authorised by the Directors may attend and speak (but not vote) at any such meeting.

13	Instrument appointing proxy

Every instrument appointing a proxy must be in writing signed by the appointor or his attorney or, in the case of a corporation, under its common seal or signed by its attorney or a duly authorised officer and shall be in the usual or common form or in such other form as the Directors may approve. Such instrument of proxy shall unless the contrary is stated thereon be valid as well for an adjournment of the meeting as for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Noteholder.

14	Deposit of instrument appointing proxy

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power or authority shall be deposited at such place or places as the Company may in the notice of meeting direct or, if no such place is specified, then at the registered office of the Company not less than 48 hours before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote; in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Notes in respect of which it is given, unless previous notice in writing of such death, insanity, revocation or transfer shall have been received at the registered office of the Company. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date of its execution.

15	Votes

On a show of hands, every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by a representative shall have one vote and, on a poll, every Noteholder present in person or by proxy shall have one vote for every £1 in nominal amount of the Notes of which he is the holder. A Noteholder entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

16	Powers of Meetings of Noteholders

A meeting of the Noteholders shall, in addition to any other powers, have the following powers exercisable by Extraordinary Resolution namely:

16.1	power to sanction any compromise or arrangement proposed to be made between, on the one hand, the Company or the Guarantor or both and, on the other hand, the Noteholders;

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16.2	power to sanction any abrogation, modification or compromise or any arrangement in respect of the rights of the Noteholders against the Company or the Guarantor or both or their respective properties, whether such rights arise under the Instrument or otherwise;

16.3	power to sanction any scheme or proposal for the sale or exchange of the Notes or for the conversion of the Notes into shares, stock, debentures, debenture stock or other obligations or securities of the Company or any other company formed or to be formed or cash or partly for or into such shares, stock, debentures, debenture stock or other obligations or securities as aforesaid and partly for or into cash and for the appointment of some person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged respectively;

16.4	power to assent to any modification or abrogation of the provisions of this Instrument or of the Notes which shall be proposed by the Company and for which the consent of Noteholders is required and to authorise the Company and/or the Guarantor to execute an instrument supplemental to this Instrument embodying any such modification or abrogation;

16.5	power to give any authority or sanction which under the provisions of this Instrument is required to be given by Extraordinary Resolution;

Provided that no modification of the Conditions or the Instrument shall be made or take effect unless the Company and the Guarantor shall have consented to any such modification.

17	Definition of Extraordinary Resolution

The expression “Extraordinary Resolution” means a resolution passed at a meeting of the Noteholders, duly convened and held in accordance with the provisions herein contained, by a majority consisting of not less than three-fourths of the persons voting thereat upon a show of hands or, if a poll is demanded, by a majority consisting of not less than three-fourths of the votes given on such poll.

18	Extraordinary Resolution binding on all Noteholders

An Extraordinary Resolution shall be binding upon all the Noteholders whether or not present at such meeting and each of the Noteholders shall be bound to give effect to it accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

19	Resolutions in writing

A resolution in writing signed by the holders of not less than 75 per cent. in nominal amount of the Notes for the time being outstanding who are for the time being entitled to receive notice of meetings in accordance with the provisions herein contained shall for all purposes be as valid and effectual as an Extraordinary Resolution. Such resolution in writing may be contained in one document or in several documents in similar form each signed by one or more of the Noteholders.

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20	Minutes of meetings

Minutes of all resolutions and proceedings at every meeting of Noteholders shall be made and duly entered in books to be from time to time provided for that purpose by the Company. Any such minutes, if purporting to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings held or by the Chairman of the next succeeding meeting of the Noteholders, shall be conclusive evidence of the matters therein contained. Until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly convened and held and all resolutions passed at that meeting to have been duly passed.

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THE FOURTH SCHEDULE

Terms and Conditions of the Guarantee

1	In accordance with the provisions of Clause 11 of the Instrument, the Guarantor shall promptly pay any sums payable by it under the Guarantee to the relevant Noteholder upon demand being made therefor in writing by such Noteholder addressed to the Guarantor and the Company in accordance with paragraph 2 of this Fourth Schedule.

2	Any Noteholder claiming payment by the Guarantor pursuant to the Guarantee must deliver to the Guarantor at the following address:

JPMorgan Chase & Co.

270 Park Avenue,

New York, New York 10017-2070,

United States of America.

Attn: Treasury Department, Regulatory and Guarantee Group - Peter W. Smith

Phone: (+1) 212-270-5815

Facsimile: (+1) 212-270 0819

(i)	a demand in writing for payment showing the full name and registered address of the Noteholder concerned and the principal amount and/or interest due on the Notes in respect of which the claim is made;

(ii)	the original Certificate representing the relevant Notes and if the claimant is not registered as the holder of such Notes, such evidence (if any) as the Guarantor may reasonably require to prove the title of the claimant to the Notes in respect of which the claim is made; and

(iii)	such evidence (if any) as the Guarantor may reasonably require of the event or failure giving rise to the claim.

3	For the avoidance of doubt, the amount of the Guarantee shall be reduced from time to time by the amount by which the principal amount has been repaid in respect of any of the Notes together with any interest (accrued but otherwise unpaid) thereon that is paid to a Noteholder on the date of such repayment in accordance with Condition 1 of The Second Schedule.

All sums payable by or on behalf of the Guarantor hereunder shall be paid in Pounds Sterling (or, pursuant to Condition 12 in US dollars) to the Noteholders in the manner as set out in Condition 3, without set-off or other counterclaim and free and clear of any withholding or other deduction (save as may be required by any applicable law).

4	Upon making any payment in respect of a Note the Certificate shall be stamped by the Guarantor and endorsed with the amount paid by the Guarantor and returned to the Noteholder to its registered address at the Noteholder’s risk; provided however that if the outstanding principal amount and all accrued and unpaid interest have been paid, the Guarantor shall cancel the Certificate.

5

If required by law, the Guarantor shall be entitled to deduct any tax or other withholding or deduction from any amount demanded by a Noteholder pursuant to paragraph 1 of this Fourth Schedule and shall provide to the Noteholder a certificate indicating the gross

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amount of such payment, the amount of deduction, the amount paid and the amount paid by the Guarantor to the relevant tax authority. The amount deducted by the Guarantor shall be conclusive in the absence of manifest error and the Guarantor shall not be required to make an additional payment to the Noteholder in respect of such deduction.

6	The Guarantor shall, save in the case of its manifest error or negligence:

(i)	be entitled to rely on any demand or other document or information believed by it to be genuine or correct and to have been signed or communicated by the person to whom it purports to be signed or communicated; and

(ii)	not be liable for the consequences of such reliance and shall have no obligation to verify that the facts or matters stated in the documentation are true and correct.

7	Subject to paragraph 6 of this Fourth Schedule, payment by the Guarantor of a claim made in accordance with paragraph 2 of this Fourth Schedule shall be deemed valid payment for all purposes of the Guarantee and shall discharge the Guarantor from its liability under the Guarantee to the extent of such payment.

8	Subject to paragraph 2 of this Fourth Schedule and the Conditions, the Guarantor will not be discharged, nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor or which but for this provision would have that effect (including without limitation (1) any time, indulgence, waiver or consent at any time given to the Company or any other person, (2) any concession or arrangement made to or with the Company or any other person, (3) any amendment to any other provisions of this Instrument or to the Conditions made in accordance with the provisions of this Instrument or the Conditions or to any security or other guarantee or indemnity, (4) the making or absence of any demand on the Company or any other person for payment, (5) the enforcement or absence of enforcement of this Instrument or the Notes or of any security or other guarantee or indemnity (6) the taking, existence or release of any security, guarantee or indemnity (7) the dissolution, amalgamation, reconstruction or reorganisation of the Company or any other person, (8) the appointment of a receiver, administrator, administrative receiver or liquidator over all or any part of the assets or revenues of the Company, or (9) the illegality, invalidity or unenforceability of or any defect in any provision of this Instrument or the Notes or any of the Company’s obligations under any of them).

9	The Guarantor’s obligations under this Instrument are and will remain in full force and effect by way of continuing security until the date on which no sum remains payable in relation to the Notes or any of them. Furthermore, the obligations of the Guarantor under this Instrument are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from the Guarantor or otherwise and may be enforced without first having recourse to the Company, any other person, any security or any other guarantee or indemnity. The Guarantor irrevocably waives all notices and demands of any kind. The Guarantee may be enforced by any Noteholder (subject to sewing a written demand in accordance with paragraph 2 above) without taking any further steps or proceedings against the Company.

10	So long as any sum remains payable under this Instrument or the Notes, any right of the Guarantor, by reason of the performance of any of its obligations under the Guarantee, to be indemnified by the Company will not be exercised or enforced by the Guarantor.

11	The Guarantor may not terminate its guarantee by notice to the Company, the Noteholders or otherwise howsoever.

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